Exhibit 2.1

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 16, 2004

to the

INDENTURE

among

UNITED BISCUITS FINANCE plc

as Issuer,

REGENTREALM LIMITED

as Guarantor,

and

THE BANK OF NEW YORK
as Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of February 16, 2004 (this “Supplemental Indenture”) among:

UNITED BISCUITS FINANCE plc, a company incorporated and existing under the laws of England and Wales (the “Issuer”);

REGENTREALM LIMITED, a corporation organized and existing under the laws of England and Wales (the “Guarantor”; and

THE BANK OF NEW YORK, a New York banking corporation, as trustee under the Indenture (together with its successors in such capacity, the “Trustee”).

PRELIMINARY STATEMENT

The Issuer, the Guarantor and the Trustee are parties to an Indenture dated as of April 17, 2001 (the “Indenture”) providing for the issuance of £120,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2011 and €160,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011.

On February 16, 2004, Additional Notes consisting of £45,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2011 and €32,500,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011 of the Issuer, were issued pursuant to the terms of the Indenture.  In connection therewith, the parties to the Indenture wish to amend the Indenture in certain immaterial respects.

Accordingly, the Issuer and the Guarantor have requested that the Trustee enter into, and the Trustee is willing to enter into, this Supplemental Indenture in order to amend certain provisions of the Indenture, all on the terms and conditions hereinafter provided.

Section 10.1 of the Indenture provides that the Company, when authorized by a Board Resolution of its Board of Directors, and the Trustee, without notice to or consent from any Noteholder, may enter into an indenture supplemental to the Indenture, among other things, to cure any ambiguity, to correct, modify or supplement any provision which is defective or inconsistent with any other provision in the Indenture or to provide for the issuance of any Exchange Notes or Additional Notes (in accordance with the other provisions of the Indenture and including provisions applicable only to such Notes).

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

Section 2.  Amendment to Section 1.1.  Subject to the receipt by the Trustee of this Supplemental Indenture, duly executed and delivered by each of the parties hereto but with effect as of the date hereof:

(a)  The definition of “Intercompany Notes” in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

““Intercompany Notes”: means one or more notes of Regentrealm, (i) dated the Issue Date, pursuant to which the Company has loaned the net proceeds of the offering of the Notes to Regentrealm, and (ii) dated February 16, 2004, pursuant to which the Company has loaned the net proceeds of an offering of Additional Notes to Regentrealm.”

(b)  The definition of “Registration Rights Agreement” in Section 1.1 of the Indenture is hereby amended to read in its entirely as follows:

““Registration Rights Agreement” means (i) the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantor and the Initial Purchasers, and (ii) the Registration Rights Agreement, dated as of February 16, 2003, among the Company, the Guarantor and Deutsche Bank AG London.”

Section 3.  Miscellaneous.

(A)  GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO THE APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(B)  Duplicate Originals.  This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one of the same instrument.

(C)  Effect of Headings.  The Section headings herein are for convenience only and are not considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(D)  Complete Agreement.  This Supplemental Indenture sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties hereto.

(E)  Documents Otherwise Unchanged.  Except as herein provided, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, and other documents shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

UNITED BISCUITS FINANCE plc, as Issuer

By:	/s/ Malcolm Ritchie
Name: Malcolm Ritchie
Title: Director

REGENTREALM LIMITED, as Guarantor

By:	/s/ Malcolm Ritchie
Name: Malcolm Ritchie
Title: Director

THE BANK OF NEW YORK, as Trustee

By:	/s/ Daniel Wynne
Name: Daniel Wynne
Title: Assistant Vice President